Exhibit 4.11

AMENDMENT NO. 1 TO WARRANT NO. W-1

THIS AMENDMENT NO. 1 TO WARRANT NO. W-1 (this "Amendment"), dated as of March 26, 2010, is entered into by and among EXCEL MARITIME CARRIERS LTD., a corporation organized under the laws of the Republic of Liberia (the "Company"), and LHADA HOLDINGS INC., a corporation organized und under the laws of the Republic of Liberia (the "Warrantholder").

WHEREAS, the Company, the Warrantholder, and Tanew Holdings Inc., a corporation organized under the laws of the Republic of Liberia, entered into that certain Stock Purchase Agreement, dated as of March 2, 2009 (the "Agreement"), which Agreement was amended by that certain Amendment No. 1 to Stock Purchase Agreement, dated as of March 30, 2009 (the "Amended Agreement").

WHEREAS, pursuant to the Amended Agreement, the Company issued to the Warrantholder a warrant exercisable for the purchase of 2,750,000 shares of Class A common stock of the Company (the "Warrant").

WHEREAS, the exercise period for such Warrant expires on March 31, 2010.

WHEREAS, the Company desires to grant an extension of nine months to the Warrantholder for exercise of the Warrant, which extension shall expire at 5:00 p.m. New York City time, on December 31, 2010.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual premises and covenants herein set forth, the Company and the Warrantholder hereby agree to amend the Warrant as follows:

1.           Unless otherwise defined herein, capitalized terms when used herein shall have the meanings ascribed to them in the Warrant.

2.           Section 1(a) of the Warrant (and of any New Warrants issued upon the surrender thereof) is hereby amended to read in its entirety as follows:

(a)           Exercise Period.  Subject to the terms of this Warrant, the Warrantholder shall have the right, at any time during the period commencing on April 1, 2009 and ending at 5:00 P.M., New York City time, on December 31, 2010 (the "Termination Date"), or if such date is a day on which banking institutions in The City of New York or in Hamilton, Bermuda are authorized by law to close, then on the next succeeding day which shall not be such a day (a "Business Day"), to purchase from the Company up to the number of fully paid and nonassessable shares of Common Stock which the Warrantholder may at the time be entitled to purchase pursuant to this Warrant.  Such shares of Common Stock and other shares that the Company may be required by the operation of Section 4 to issue upon the exercise hereof are referred to hereinafter as the "Warrant Shares."

3.           All other terms of the Warrant shall remain in full force and effect.

4.           This Amendment may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Warrantholder have caused this Amendment to be duly executed as of the date first above written.

EXCEL MARITIME CARRIERS LTD.

By:  ____________________________
Name: Viktoria Poziopoulou
Title: Head Legal Counsel

LHADA HOLDINGS INC.

By:  ____________________________
Name: Gabriel Panayotides
Title: Sole Director

Signature Page – Amendment No. 1 to Warrant No. W-1